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                                                                 EXHIBIT (a)(15)

                             FOR IMMEDIATE RELEASE

Contact:
Bob Marese
MacKenzie Partners, Inc.
212-929-5500

                          GKN EXTENDS ITS TENDER OFFER
                         FOR THE INTERLAKE CORPORATION

     London and New York, January 25, 1999 -- GKN plc (LSE: GKN) today announced that its tender offer, through a wholly owned subsidiary, for all outstanding shares of The Interlake Corporation (NYSE: IK) has been extended by 7 days to 12:00 midnight, New York City time, on January 29, 1999. The offer had previously been scheduled to expire at 12:00 midnight, New York City time, on Friday, January 22, 1999.

     GKN also announced that it has been advised by IBJ Whitehall Bank & Trust Company, the depositary for the tender offer, that as of 5:00 p.m. on Friday, January 22, 1999, approximately 17,885,699 Common Shares and 36,100 Series A Shares had been tendered. The Common Shares tendered include 2,031,054 shares tendered pursuant to Notices of Guaranteed Delivery.